Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-218515, 333-191777, 333-161662, 333-144827, 333-124911, 333-176675 and 333-211873 on Form S-8 and Registration Statement No. 333-197235 on Form S-3 of our reports dated February 28, 2018, relating to the consolidated financial statements of SunOpta Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of SunOpta Inc. for the year ended December 30, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
February 28, 2018